Exhibit 10.3

Date: November 24, 2010

Company: Lion Lam Diamond Inc.,
Address: 13007 Greenway Chase Court
State/Zip: Houston, Texas 77072

RECUT SERVICE WARRANTY DISCLAIMER

The undersigned acknowledges and certifies that the undersigned is executing this Disclaimer for the purpose of establishing or continuing a servicing account with Schumacher Diamond Cutters, Inc., for the processing, recutting, and repolishing of the diamonds of the undersigned by Schumacher Diamond Cutters, Inc.

The undersigned further acknowledges and certifies that the identification of any and all items delivered to Schumacher Diamond Cutters, Inc. at the time of tender of the subject item(s) by the undersigned is not the responsibility of Schumacher Diamond Cutters, Inc. or its employees.

The undersigned further acknowledges and certifies that the undersigned understands and appreciates that certain risks are involved in the processing, re-cutting, and re-polishing of diamonds, due to the nature of the process involved and the inherent characteristics in diamonds which may result in inadvertent damage to the diamonds. The undersigned further acknowledges and certifies that the undersigned is fully aware of these risks and agrees that Schumacher Diamond Cutters, Inc. shall not be liable for any damage to such item(s), except for those damages which are caused by the gross negligence of Schumacher Diamond Cutters, Inc. or its employees. The undersigned further acknowledges and certifies that the undersigned assumes any and all risk of damage to such item(s) while in the possession of Schumacher Diamond Cutters, Inc., except for such gross negligence. The undersigned also agrees that this document may be used as an absolute defense by Schumacher Diamond Cutters, Inc, in any action brought against Schumacher Diamond Cutters, Inc. for damage to such item(s), except for gross negligence.

The undersigned further acknowledges and certifies that, in the case of any damage caused by the gross negligence of Schumacher Diamond Cutters, Inc. or its employees, any recovery from Schumacher Diamond Cutters, Inc. shall be limited to the lesser of the "estimate value" or repair or replacement cost of such item(s).

If any legal action is brought against Schumacher Diamond Cutters, Inc. as a result of damage to any item(s) or as a result of this document, all matters related thereto shall be deemed for all purposes to have taken place in the State of North Dakota and shall be governed by and construed under and in accordance with the laws of the State of North Dakota. Any cause of action between the parties involved arising fiom these matters shall be brought only in the District Court, Burleigh County, South Central Judicial District in the State of North Dakota. The successful party shall be entitled to receive its costs and expenses incurred in bringing or defending any action arising hereunder, such costs and expenses to include reasonable attorney's fees. It is hereby acknowledged by the undersigned that this agreement for choice of law, jurisdiction, and venue of any legal action hereunder as contained herein is given by the undersigned as contractual consideration in return for the substantial consideration given Schumacher Diamond Cutters, Inc. to the undersigned in its ongoing relationship with the undersigned.

This document contains the entire understanding of the parties, and no representation, inducements, promises, or agreements, oral or otherwise, between the parties not embodied herein, shall be given any force and effect. The parties agree that no representations or warranties, except those contained herein have been made.

Date: Nov. 24, 2010	Signature:	/s/ David Lam

Return to: (701) 255-9400 or	Printed Name: David Lam, President
branth@schumacherdiamond.com